SPECIAL POWER OF ATTORNEY

THE STATE OF TEXAS

COUNTY OF
Collin

KNOW ALL MEN BY THESE PRESENTS:

THAT I, George Samenuk,
of Ridgefield, Connecticut, do hereby appoint each of Stephen C. Richards, Kent H. Roberts, Clarence B. Brown III and Jennefer Koopman, or any of them acting individually, my true and lawful attorney-in-fact to act in my name, place and stead and on my behalf to do all or any of the following acts, deeds and things, to-wit:

	To prepare, sign and file Forms 4 and Forms
5 with the Securities and Exchange Commission with respect to holdings in Networks Associates, Inc.

This instrument is to be construed and
interpreted as a special power of attorney, whose scope is limited to that referenced immediately above.

IN WITNESS WHEREOF, I hereunto set my
hand this 16th day of September, 2003.

/s/ George Samenuk